Information Architects Board of Directors Reach Resolution Regarding Synergistic Investments, and IFGT-SI

Wednesday September 6, 9:00 am ET

FORT LAUDERDALE, FL--(MARKET WIRE)--Sep 6, 2006 -- Information Architects (OTC BB:IACH.OB - News), a leader in online information solutions, today announced that as a result of the cancellation of the agreement with PTLC-SI and for the benefit of their shareholders they have adopted the following resolution beginning September 01, 2006.

RESOLVED: That the Board of Directors has extended the final resolution with regard to SYNERGISTIC INVESTMENTS and IFGT-SI until September 15, 2006

RESOLVED: That the transfer agent is herein directed to place a stop transfer or hold on all shares herein listed within the contract between PTLC-SI and IACH. Said hold will be a Total NON-TRANSFER NO LEGEND RELEASE.

FURTHER RESOLVED: that the proper officers of the Corporation are hereby authorized, empowered, and directed in the name of and on behalf of the Corporation, or otherwise, to execute all such instruments, documents, forms and certificates and to take all such further actions in connection with the resolutions herein adopted as they may deem necessary, advisable or proper to effectuate the intent and purpose of the forgoing resolutions.

Details of the cancellation between PTLC-SI and IACH were released on August 17, 2006.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to a variety of industries by offering a more comprehensive list of products and services gained through recent acquisitions.

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The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the present and future. All statements contained herein are based upon representation from Information Architect's Board authorized officers as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.

Contact:

     For more information, please contact:

     Todd Morgan

     954-561-7321